Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

BIRDS EYE HOLDINGS, LLC,

BIRDS EYE FOODS, INC.

and

PINNACLE FOODS GROUP LLC

Dated as of November 18, 2009

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES		1

1.01	Purchase and Sale of Shares	1
1.02	Payment of Equity Purchase Price	1
1.03	The Closing	1
1.04	Withholding	2

ARTICLE II CONDITIONS TO CLOSING		2

2.01	Conditions to All Parties’ Obligations	2
2.02	Conditions to Buyer’s Obligations	3
2.03	Conditions to Seller’s and the Company’s Obligations	4
2.04	Waiver of Conditions	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		5

3.01	Organization and Power	5
3.02	Execution and Delivery; Valid and Binding Agreement	5
3.03	No Breach	5
3.04	Ownership	5
3.05	Lock Box	6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7

4.01	Organization and Corporate Power	7
4.02	Subsidiaries	7
4.03	Authorization; Valid and Binding Agreement; No Breach	8
4.04	Capital Stock	8
4.05	Financial Statements	9
4.06	Undisclosed Liabilities	10
4.07	Absence of Certain Developments	10
4.08	Title to Properties	11
4.09	Tax Matters	12
4.10	Contracts and Commitments	13
4.11	Intellectual Property	14
4.12	Litigation	15
4.13	Employee Benefit Plans	15
4.14	Insurance	17
4.15	Compliance with Laws	17
4.16	Environmental Compliance and Conditions	17
4.17	Affiliated Transactions	18
4.18	Employment and Labor Matters	18
4.19	FDA/USDA/FTC Product Matters	18
4.20	SEC Documents; Regulatory Reports	19
4.21	Brokerage	19

TABLE OF CONTENTS

Disclosure Schedules

Schedule 3.04	Capitalization Schedule
Schedule 4.02	Subsidiary Schedule
Schedule 4.03	Authorization Schedule
Schedule 4.04	Capitalization Schedule
Schedule 4.05(a)	Financial Statements Schedule
Schedule 4.05(b)[1]	Indebtedness Pay-Off Schedule
Schedule 4.06	Undisclosed Liabilities Schedule
Schedule 4.07	Developments Schedule
Schedule 4.08(a)	Liens Schedule
Schedule 4.08(b)	Owned Real Property Schedule
Schedule 4.08(c)	Leased Real Property Schedule
Schedule 4.09	Tax Matters Schedule
Schedule 4.10	Contracts Schedule
Schedule 4.11	Intellectual Property Schedule
Schedule 4.12	Litigation Schedule
Schedule 4.13	Employee Benefits Schedule
Schedule 4.14	Insurance Schedule
Schedule 4.15	Compliance with Laws Schedule
Schedule 4.16	Environmental Schedule
Schedule 4.17	Affiliated Transactions Schedule
Schedule 4.18	Employment and Labor Matters Schedule
Schedule 4.19	FDA / USDA / FTC Product Matters Schedule
Schedule 4.21	Brokerage Schedule
Schedule 6.02	Conduct of Business Schedule
Schedule 10(a)	Permitted Liens Schedule
Schedule 10(b)	Seller Transaction Expenses Schedule

[1]	To be updated prior to Closing to reflect Closing Indebtedness.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 18, 2009, by and among Birds Eye Holdings, LLC, a Delaware limited liability company (“Seller”), Birds Eye Foods, Inc., a Delaware corporation (the “Company”), and Pinnacle Foods Group LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, as an inducement for the Company and Seller to enter into this Agreement, Blackstone Capital Partners V, L.P., a Delaware limited partnership (“Investor”) has, on the date hereof, executed and delivered to Seller a limited guarantee (the “Limited Guarantee”);

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company, which as of the date hereof consists of 1,000 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer all of such Shares; and

WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

Article I

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares owned by Seller in exchange for the payment of SIX HUNDRED SEVENTY MILLION DOLLARS ($670,000,000) (the “Equity Purchase Price”) in cash to Seller.

1.02 Payment of Equity Purchase Price. On the Closing Date, Buyer shall pay the Equity Purchase Price to Seller by wire transfer of immediately available funds to an account specified by Seller to Buyer at least two (2) business days prior to the Closing.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article II (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the date on which such satisfaction or waiver occurs, the “Condition Satisfaction Date”) but in no event later than the third business day following the Condition Satisfaction Date, or on such other date and time as Buyer, Seller and the Company shall mutually agree; provided, that (a) in no event shall the Closing occur prior to December 15, 2009 without the prior written consent of Buyer so long as Buyer is not in breach of its obligations hereunder and (b) if the Condition Satisfaction Date occurs on or prior to December 31, 2009, subject to the next succeeding proviso, in no event shall the Closing be later than December 31, 2009; provided, further, that notwithstanding the occurrence of the Condition Satisfaction Date or the foregoing provisions of this Article 1.03, the parties shall not be required to effect the Closing until the earliest of (a) a date during the Marketing Period specified by Buyer on no less than three business days’ prior written notice to Seller and (b) the fifth business day after the final day of the Marketing Period. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at 12:01 a.m. on the Closing Date. Time shall be of the essence with respect to the obligations of the parties hereto under Article I.

1.04 Withholding. Buyer and the Company, as the case may be, shall be entitled to deduct and withhold any amounts payable pursuant to this Agreement to any Person an amount not in excess of the amount it is required to deduct and withhold with respect to the payment of such consideration under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax or other law. To the extent that amounts are so withheld by or on behalf of Buyer or the Company, as the case may be, and timely paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article II

CONDITIONS TO CLOSING

2.01 Conditions to All Parties’ Obligations. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(b) No Governmental Body of competent jurisdiction shall have (i) enacted a law that is in effect and renders the performance of this Agreement or the consummation of any of the material transactions contemplated by this Agreement illegal in the United States, or (ii) formally issued an injunction or other order that is in effect and prohibits the performance of this Agreement or the consummation of any of the material transactions contemplated by this Agreement in the United States; and

(c) This Agreement shall not have been terminated in accordance with Article 8.01(a).

2.02 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in (i) Article III and Article IV (other than those representations and warranties that address matters as of particular dates) shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties) and (ii) Article III and Article IV that address matters as of particular dates shall be true and correct as of such dates (without regard to materiality, Material Adverse Effect, or similar phrases in the representations and warranties), except where the facts or circumstances that cause the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not by themselves, in the aggregate, constitute a Material Adverse Effect; provided, that notwithstanding the foregoing, the Fundamental Representations made by the Company shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such Fundamental Representations, except with respect to Article 4.04 and the first sentence of Article 4.07, which shall be true and correct as written, at and as of the Closing Date (other than those Fundamental Representations that expressly address matters as of particular dates, which shall be true and correct as of such dates);

(b) The Company and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby;

(c) Seller shall have delivered to Buyer the stock certificates representing the Shares, in each case accompanied by duly executed stock powers;

(d) The Company shall have delivered to Buyer each of the following:

(i) a certificate of the Company, dated the Closing Date, stating that the preconditions specified in Article 2.02(a) and (b) above as they relate to the Company have been satisfied;

(ii) certified copies of the resolutions duly adopted by the Company’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby; and

(iii) a duly executed and acknowledged certificate, in compliance with the Code and regulations promulgated thereunder, certifying such facts as to establish that the sale of Shares and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

2.03 Conditions to Seller’s and the Company’s Obligations. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in (i) Article V (other than those representations and warranties that address matters as of particular dates) shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, material adverse effect, or similar phrases in the representations and warranties) and (ii) Article V that address matters as of particular dates shall be true and correct as of such dates (without regard to materiality, material adverse effect, or similar phrases in the representations and warranties), except where the facts or circumstances that cause the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, individually or in the aggregate, constitute a material adverse effect on the financial condition or operating results of Buyer taken as a whole provided, that notwithstanding the foregoing, the Fundamental Representations made by Buyer shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such Fundamental Representations (other than those Fundamental Representations that expressly address matters as of particular dates, which shall be true and correct at and as of such dates);

(b) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) Buyer shall have made the payment set forth in Article 1.02 to be made by it on the Closing Date;

(d) Buyer shall have delivered to the Company each of the following:

(i) a certificate of Buyer, dated the Closing Date, stating that the preconditions specified subsections in (a) and (b) hereof have been satisfied;

(ii) certified copies of the resolutions duly adopted by Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(iii) (A) a certified copy of the certificate of incorporation or equivalent organizational document of Buyer and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which Buyer is incorporated or formed, in each case, dated within thirty (30) days of the Closing Date; and

(e) Buyer shall have repaid, or caused to be repaid, on behalf of Seller, the Company and each of its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness identified on Schedule 4.05(b), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness.

2.04 Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.01 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

3.02 Execution and Delivery; Valid and Binding Agreement. Seller has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer and the Company, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any material assets or properties of Seller, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party, under (a) the provisions of Seller’s limited liability company or applicable operating agreement, (b) any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound or (c) any law, statute, rule or regulation or order, judgment or decree to which Seller is subject, other than in the case if clauses (b) and (c) above, any such breaches, defaults, modifications, terminations, accelerations, losses, increases, violations or Liens that, individually or in the aggregate, would not have a material adverse effect on the ability of Seller to perform any of its material obligations under this Agreement or consummate the transactions contemplated hereby, and other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or that may be required by reason of Buyer’s participation in the transactions contemplated hereby or the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to perform any of its material obligations under this Agreement or consummate the transactions contemplated hereby.

3.04 Ownership. Seller is the sole record owner of the Shares set forth on Schedule 3.04 and has good and valid title to such Shares. On the Closing Date, Seller shall transfer to

Buyer, and Buyer shall acquire, good and valid title to the Shares free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions. No Person other than Seller has any existing right, agreement, claim, option or privilege to purchase, sell, transfer, own, acquire or dispose of any of the Shares.

3.05 Lock Box.

(a) Seller warrants to Buyer that since the Lock Box Date, neither it nor any of its Affiliates (other than the Company or any Subsidiary of the Company) has, other than (i) payments of semi-annual monitoring fees and payments made or accrued pursuant to Section 3 or Section 4 of the Management Agreement consistent with past practice or (ii) fees payable to directors of the Company as disclosed in Schedule 4.17:

(i) received any interest payments, dividends or distributions from the Company or its Subsidiaries, nor are they entitled to receive any of the foregoing, nor has it directed the Company or its Subsidiaries to make any of the foregoing to any Person in satisfaction of any liability or obligation on the part of such Seller or any of its Affiliates;

(ii) received any consulting, advisory, management, service, directors, monitoring or any other fee, bonus or payment of any kind from the Company or its Subsidiaries, nor are they entitled to receive any of the foregoing, nor has it directed the Company or its Subsidiaries to make any of the foregoing to any Person in satisfaction of any liability or obligation on the part of such Seller or any of its Affiliates;

(iii) received a loan or security (including without limitation options or similar rights) or payments in respect thereof from the Company or its Subsidiaries, nor are they entitled to receive any of the foregoing, nor has it directed the Company or its Subsidiaries to make any of the foregoing to any Person in satisfaction of any liability or obligation on the part of the Seller or any of its Affiliates; or

(iv) had any claims by the Company or its Subsidiaries in respect of any agreement or arrangement with it forgiven, nor are they entitled to have any claims forgiven, nor has it directed the Company or its Subsidiaries to forgive any claims in respect of any agreement or arrangement with a Person in satisfaction of any liability or obligation on the part of the such Seller or any of its Affiliates;

(v) failed to pay any Seller Transaction Expenses or caused or allowed or benefited from any payment by the Company or any of its Subsidiaries of any Seller Transaction Expenses;

provided, that the foregoing shall not include any commercial payments in the ordinary course of business consistent with past practice with respect to Pro-Fac Cooperative, Inc., pursuant to the Amended and Restated Marketing and Facilitation Agreement, dated as of August 22, 2002, between Pro-Fac Cooperative, Inc. and Birds Eye Group, Inc.

(b) If Seller breaches any of the warranties set out in Article 3.05(a) in circumstances where a monetary payment has been made by the Company or one of its

Subsidiaries or the Company or one of its Subsidiaries has incurred a liability or commitment to make a monetary payment, Buyer may require Seller to pay to Buyer (or to the Company or one of its Subsidiaries) a sum equal to the monetary payment actually received by the Seller or its Affiliates which resulted in that breach or irrevocably and unconditionally to release and forgive such liability or commitment in full, as the case may be.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules attached hereto and delivered by the Company to Buyer on the date of this Agreement, the Company hereby represents and warrants to Buyer as follows:

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not, individually or in the aggregate, have a Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

4.02 Subsidiaries. Except as set forth on the attached Schedule 4.02, neither the Company nor any of its Subsidiaries owns or holds, directly or indirectly, the right to acquire any stock, partnership interest, joint venture interest or any capital stock or other equity ownership interest in any other Person or ownership interest in any business. Each of the Company’s Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on the attached Schedule 4.02, there are no authorized, issued or outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary of the Company, (b) securities convertible or exchangeable into capital stock of any Subsidiary of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary of the Company or (d) stock appreciation, phantom stock, profit participation, restricted stock, restricted stock units or similar securities or rights with respect to any Subsidiary of the Company. All of the capital stock of each of the Subsidiaries of the Company is owned directly or indirectly by the Company. The Company has good and valid title to all of the outstanding stock and other equity interests of the Company’s Subsidiaries, free and clear of all Liens (other than Liens to be released at the Closing upon the performance by Buyer of all of its obligations at the Closing) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) which have not been issued in violation of preemptive or similar rights, except for any of the Company’s Subsidiaries that is indirectly owned by the Company in which case another of the Company’s Subsidiaries has good and valid title to all of the outstanding stock and other equity interests of such indirectly owned Subsidiary of the Company free and clear of any Liens (other than Liens to be released at the Closing upon the performance by Buyer of all of its obligations at the Closing).

4.03 Authorization; Valid and Binding Agreement; No Breach.

(a) The Company has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except as set forth on the attached Schedule 4.03, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, result in a termination or acceleration of the maturity of, result in a violation of, result in the creation of any Lien upon any assets or properties of the Company or any of its Subsidiaries, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party, under (i) the provisions of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws or applicable operating agreement, (ii) any Material Contract to which the Company or any of its Subsidiaries is bound or (iii) any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject other than, in the case of clauses (ii) and (iii) above, any such breaches, defaults, terminations, accelerations, violations or Liens that would not, individually or in the aggregate, have a Material Adverse Effect, and other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or that may be required by reason of Buyer’s participation in the transactions contemplated hereby or the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

4.04 Capital Stock. The Shares are duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens (other than Liens to be released at the Closing upon the performance by Buyer of all of its obligations at the Closing), and have not been issued in violation of preemptive or similar rights. The Shares constitute all of the issued and outstanding capital stock of the Company. Except as set forth on Schedule 4.04, the Company does not have any other equity securities or securities containing any equity features (including the right to vote with equity securities) authorized, issued or outstanding, and there are no agreements, options, warrants or other rights, obligations, commitments or arrangements existing or outstanding which provide for the sale, issuance, acquisition, repurchase, redemption or disposition of, restrict the transfer or affect the voting of, or contain any right of first refusal with respect to, or grant any preemptive or anti-dilutive rights with respect to, any of the foregoing by the Company. Except for the Shares, there are no authorized, issued or outstanding (a) shares of capital stock or other equity interests or voting securities of the Company; (b) securities convertible or exchangeable into capital stock of the Company; (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company; or (d) stock appreciation, phantom stock, profit participation, restricted stock units or similar securities or rights with respect to the Company.

4.05 Financial Statements.

(a) Schedule 4.05(a) attached hereto consists of: (i) Company’s unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of September 27, 2009 (the “Latest Balance Sheet Date”) and the related unaudited statement of income and cash flows for the 3-month period then-ended; and (ii) the Company’s audited consolidated balance sheet and related consolidated statements of income and cash flows for the fiscal years ended June 27, 2009 (the “Audited Financials”), June 28, 2008 and June 30, 2007 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth on the attached Schedule 4.05(a), the Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein and have been prepared in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items, (ii) changes resulting from year-end adjustments and (iii) not being in conformity with FIN 48).

(b) Set forth on Schedule 4.05(b) is the outstanding amount, as of the date hereof, of all Indebtedness of the Company or any of its Subsidiaries.

(c) The Company maintains systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain proper asset accountability; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, (i) there are no material weaknesses or significant deficiencies (as such terms are defined in Regulation S-X) in the Company’s internal controls likely to adversely affect the Company’s ability to record, process, summarize and report financial information (ii) there has not been any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

4.06 Undisclosed Liabilities. Except as set forth on Schedule 4.06, neither the Company nor any of its Subsidiaries has any liability or obligation (whether matured, unmatured, fixed or contingent or otherwise) (collectively, “Liabilities”), except (a) Liabilities to the extent reflected in or reserved against in the Latest Balance Sheet, other Financial Statements or in the notes to the Financial Statements, (b) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which relates to or is in the nature of a breach of contract, breach of warranty, tort, infringement or violation of law), (c) liabilities disclosed on any schedule of the disclosure schedules to which such disclosure is readily apparent, (d) liabilities under Material Contracts or under Contracts that are not required to be disclosed under Schedule 4.10 (but not liabilities for breaches thereof) and (e) other Liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

4.07 Absence of Certain Developments. Since the date of the Audited Financials, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.07 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and neither the Company nor any Subsidiary has:

(a) amended or modified its certificate of incorporation or by-laws (or equivalent governing documents);

(b) sold, leased, assigned, licensed, transferred or otherwise disposed of any material asset, right or property or any material portion of its assets, rights or properties (other than such actions in the ordinary course of business);

(c) made any issuance or sale of capital stock or any other securities of the Company or any of its Subsidiaries or grant of any options, warrants or other rights to subscribe for or purchase any capital stock or any other securities of the Company or any of its Subsidiaries;

(d) (i) made or granted any bonuses in excess of $30,000, in the aggregate, equity or equity-based award or any compensation or salary increase to any current (or former) employee (except in the ordinary course of business consistent with past practice) or $250,000 in the aggregate to all current (or former employees), (ii) made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business consistent with past practice), (iii) adopted, established or entered into any new employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business consistent with past practice) or (iv) made or granted any severance or termination pay to any such employee;

(e) made any loans or advances of money or other property to, or guarantees of money for the benefit of, any Persons (except as related to the generation of account receivables and to employees in the ordinary course of business consistent with past practice for amounts not to exceed $10,000 in any individual case and $100,000 in the aggregate);

(f) suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company, or any of its Subsidiaries, that is not covered by insurance; or

(g) authorized any of, or committed, resolved or agreed to take any of, the foregoing actions, or any action that would be prohibited by Article 6.02 if taken while this Agreement were in effect, and it being understood that all actions taken after the date hereof that are not prohibited by Article 6.02 shall automatically constitute exceptions to the representations contained in this Article 4.07.

4.08 Title to Properties.

(a) Except as set forth on Schedule 4.08(a), the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases of, all of the tangible material personal property shown to be owned or leased by it on the Latest Balance Sheet or acquired after the date hereof, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company or its Subsidiaries in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet.

(b) The attached Schedule 4.08(b) sets forth the owner and address of all land and buildings (collectively, the “Owned Real Property”), owned by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries. The Company or one of its Subsidiaries has good, valid and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Liens.

(c) The real property demised by the leases described on the attached Schedule 4.08(c), (the “Leased Real Property”), constitutes all of the material real property leased, subleased or otherwise occupied by the Company and its Subsidiaries. Except as set forth on the attached Schedule 4.08(c), the Leased Real Property leases are in full force and effect and enforceable in accordance with their terms, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Buyer true and complete copies of each of the leases described on the attached Schedule 4.08(c), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases (with or without the giving of notice, the lapse of time or both) and, to the knowledge of the Company, no other party to the leases is in default in any material respect thereunder. As of the date hereof, the Owned Real Property and the Leased Real Property is the only real property used or maintained that is material to the conduct of the business of the Company and its Subsidiaries.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect or as disclosed in Schedule 4.08(b), (i) all facilities located on the Owned Real Property and the Leased Real Property (the “Facilities”) have received all required approvals of governmental authorities (including, without limitation, permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and (ii) the improvements constructed on the Facilities, including all improvements owned or leased by Company at the Facilities, are in good operating condition and repair, subject to ordinary wear and tear.

4.09 Tax Matters. Except as set forth on Schedule 4.09:

(a) The Company and its Subsidiaries have filed all federal and all other material Tax Returns that are required to be filed by them, and have paid all income Taxes due and payable, whether or not shown thereon. All material Taxes which the Company or any of its Subsidiaries is obligated to withhold, collect or deposit with respect to amounts owing to any employee, creditor or third party have been fully and timely withheld, collected or deposited and, to the extent required, paid to the applicable Governmental Body or properly accrued. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure to pay any material amount of Tax other than Permitted Encumbrances.

(b) There is (i) no material dispute, claim, audit, assessment, deficiency or adjustment concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any Governmental Body, and (ii) as of the date hereof, no pending audit or administrative or judicial proceeding with respect to any material amount of Taxes of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries have received actual written notice. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency. During the two years preceding the date hereof, no written claim has been made by any Governmental Body in any jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns that any such Person is or may be subject to Tax by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries will be required to include (i) any material amount of income for federal income tax purposes for any taxable period (or portion thereof) beginning after the Closing Date under Section 481 of the Code as result of a change in accounting method made prior to the date hereof that is applicable for any taxable period ending on or before the Closing Date or (ii) any material amount of income for federal income tax purposes for any taxable period (or portion thereof) beginning after the Closing Date that accrued in a prior period but was not recognized in any prior period as a result of a transaction entered into prior to the date hereof that applied the installment method of accounting under Section 453 of the Code.

(d) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 879(c)(1)(A)(ii) of the Code.

(f) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax indemnity, or Tax allocation agreement under which the Company or any Subsidiary has any obligation to a Person who is not the Company or a Subsidiary.

(g) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” under Sections 6011, 6111, or 6112 of the Code.

(h) The representations set forth in this Article 4.09 and Article 4.13 are the only representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Article 4.09 or Article 4.13 and shall not be based on the representations set forth in any other provision of this Agreement.

4.10 Contracts and Commitments.

(a) Except as set forth on the attached Schedule 4.10, as of the date hereof, neither the Company nor any of its Subsidiaries is party to any:

(i) collective bargaining agreement or contract with any labor union, other than as described in Article 4.18 hereof or Schedule 4.18;

(ii) material bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Article 4.13 hereof or Schedule 4.13;

(iii) stock purchase, stock option or other equity-based plan;

(iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $200,000 per annum;

(v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of the Company’s or any Subsidiary’s assets;

(vi) guaranty of any obligation for borrowed money in excess of $5,000,000;

(vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000;

(viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000;

(ix) any material partnership, joint venture, strategic alliance, profit sharing or other similar contract or agreement;

(x) any contract that materially limits the ability of the Company to compete in any line of processed food products business in any geographic area or during any period of time;

(xi) any contract entered into within the past five years relating to the disposition or acquisition of any business that is individually or in the aggregate material to the business of the Company and its Subsidiaries or under which the Company or any of its Subsidiaries has a continuing indemnification obligation or other obligation with respect to an “earn-out”, contingent purchase price or similar contingent payment obligation;

(xii) contract or group of related contracts with the same party for the purchase of products or services involving annual payments in excess of $10,000,000 during the Company’s fiscal year ended June 27, 2009 (other than purchase orders entered into in the ordinary course of business);

(xiii) contract or group of related contracts with the same party for the sale of products or services involving annual payments in excess of $10,000,000 during the Company’s fiscal year ended June 27, 2009 (other than purchase orders entered into in the ordinary course of business); or

(xiv) other than any employee benefit, retirement or incentive plan and any contract solely relating to Seller, any contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(xv) licenses granted by or to the Company to any material issued, registered or applied for Intellectual Property owned or used by the Company in the United States; or

(xvi) commitment to enter into any agreement of the type described in the foregoing clauses (i) through (xv).

(b) Buyer has been given access to a true, complete and correct copy of all written contracts which are referred to on Schedule 4.10, together with all material amendments, waivers or other changes thereto.

(c) Each of the contracts listed on Schedule 4.10 (each, a “Material Contract” and, collectively, the “Material Contracts”) are in full force and effect and constitute legal, valid and binding obligations of the Company or a Subsidiary of the Company and, to the Company’s knowledge, the other parties thereto, (ii) neither the Company nor any Subsidiary is in material default under any Material Contract and (iii) to the Company’s knowledge, the other party to each of the Material Contracts is not in material default thereunder.

4.11 Intellectual Property. Substantially all of the issued patents, registered internet domain names, registered trademarks, registered service marks and registered copyrights (and applications thereof) of the Company and its Subsidiaries are set forth on the attached Schedule 4.11, (collectively, the “Registered Intellectual Property”). Except as set forth on Schedule 4.11, or as would not result, individually or in the aggregate, in a Material Adverse Effect, (a) all U.S. Registered Intellectual Property is subsisting, valid and enforceable; (b) the Company or one of its Subsidiaries owns, free and clear of all Liens other than Permitted Liens, licenses or otherwise possesses the right to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (provided that (b) shall not be deemed to be a non-infringement representation or warranty); (c) neither the Company nor any of its Subsidiaries is currently infringing, misappropriating or violating (“Infringing”) the Intellectual Property rights of any other Person; (d) to the Company’s knowledge, no Person is currently Infringing the Company’s or its Subsidiaries’ Intellectual Property; (e) as of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened Actions against the Company or any Subsidiary asserting the invalidity, misuse or unenforceability of any of the Company’s or its Subsidiaries’ Intellectual Property (including by means of cease and desist letter or invitation to take a patent license); (f) the Company and its Subsidiaries take commercially reasonable steps to protect and maintain (i) their material confidential information and trade secrets and (ii) any proprietary Intellectual Property of which it is the sole owner.

4.12 Litigation. Except as set forth on the attached Schedule 4.12, there are no Actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, which, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, decree, writ, ruling, injunction, stipulation, determination, award or settlement agreement of or with any Governmental Body or, to the Company’s knowledge, continuing investigation by any Governmental Body which, individually or in the aggregate, would have a Material Adverse Effect.

4.13 Employee Benefit Plans.

(a) The attached Schedule 4.13 lists, as of the date of the Agreement, each material Plan. As used herein, “Plan” means any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”), “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”) or any other employment, deferred compensation, severance, change in control, bonus, equity-based or other employee benefit plan, program or arrangement, in each case, with respect to which the Company or any of its Subsidiaries participates, makes contributions or has, or could reasonably be expected to have, any liability. Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter as to such qualification from the Internal Revenue Service. The Plans comply in form and in operation in all material respects with the Plan terms and with the requirements of the Code and ERISA and other applicable laws.

(b) With respect to the Plans, except as set forth on Schedule 4.13, all material required contributions of the Company or any of its Subsidiaries due on or before the Closing Date have been made or properly accrued on or before the Closing Date.

(c) Except as set forth on the attached Schedule 4.13, none of the Plans is subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company or any Subsidiary (other than as required under Code Section 4980B, or similar state law). Except as set forth on the attached Schedule 4.13, the Company and each Subsidiary is not a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) with respect to employees of the Company or its Subsidiaries nor has the Company or any Subsidiary incurred any undischarged withdrawal liability with respect to any Multiemployer Plan or any liability in connection with the termination or reorganization of any Multiemployer Plan, nor would the Company or any of its Subsidiaries be subject to material liability if, as of the Closing Date, the Company or any of its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such Multiemployer Plan.

(d) With respect to each material Plan, the Company has provided or made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(e) With respect to any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) For each Plan subject to Title IV of ERISA (other than a Multiemployer Plan), (i) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could be reasonably likely to result in liability or a failure to satisfy its “minimum funding standards” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred and (ii) no such plan is in “at risk” status within the meaning of ERISA.

(g) With respect to each Plan, except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including, without limitation, any routine requests for information from the PBGC) or, to the Company’s knowledge, threatened.

(h) Except as disclosed on Schedule 4.13, no Plan exists that as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Plan, (ii) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans or (iii) payments under any of the Plans which would not be deductible under Section 280G of the Code.

(i) Any Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with Section 409A of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.14 Insurance. The attached Schedule 4.14 lists each material insurance policy maintained by the Company and its Subsidiaries. To the Company’s knowledge, all such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policies. As of the date hereof, no written notice of cancellation, termination or non-renewal has been received by the Company or any of its Subsidiaries with respect to any of such insurance policies.

4.15 Compliance with Laws. Except as set forth on the attached Schedule 4.15, the Company and each of its Subsidiaries is in compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

4.16 Environmental Compliance and Conditions.

(a) Except as set forth in the Environmental Reports or on the attached Schedule 4.16 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company and its Subsidiaries are in compliance in all material respects with all, and have not in the past five years violated any, Environmental Laws;

(ii) the Company and its Subsidiaries hold and are in compliance in all material respects with all, and have not violated in the past five years any, authorizations, registrations, exemptions, licenses and permits issued pursuant to or required under Environmental Law to operate at the Owned Real Property and the Leased Real Property and to carry on its businesses as now conducted.

(iii) in the past five years the Company and its Subsidiaries have not received any written or, to the Company’s knowledge, oral Action or notice from any Governmental Body or Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities or costs under or related to CERCLA or any other Environmental Law (including with respect to any investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees); and

(iv) neither the Company nor its Subsidiaries have disposed of or released any Hazardous Substance and such substances are not otherwise present at, on, under or about any Owned Real Property, Leased Real Property or any other location so as to give rise to liability or costs under or related to CERCLA or any other Environmental Law (including with respect to any investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees).

(b) Except as set forth on Schedule 4.16, none of the Company or any of its Subsidiaries has entered into any material consent decree or other agreement with any Governmental Body under any Environmental Law and neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any material liability or obligation under or related to any Environmental Law.

(c) The Company has provided to Buyer complete copies of all Environmental Reports.

4.17 Affiliated Transactions. Except as set forth on the attached Schedule 4.17, to the Company’s knowledge, no officer, director, controlling shareholder or Affiliate of the Company (excluding the Company’s Subsidiaries), or any individual in such officer’s, director’s or shareholder’s immediate family, is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries.

4.18 Employment and Labor Matters. Except as set forth on the attached Schedule 4.18, neither the Company nor any of its Subsidiaries:

(a) is a party to or bound by any collective bargaining agreement or relationship nor is any such agreement presently being negotiated (except for agreements that are up for renewal); (b) has experienced any strike, work stoppage, material grievance or unfair labor practice charge, or other material labor dispute within the past two years; (c) is, to the Company’s knowledge, presently subject to any union organizing or decertification activities and, to the Company’s knowledge, no such activities have occurred within the past two years; (d) is involved in any pending, or to the Company’s knowledge, threatened, disputes, proceedings, inquiries or investigations involving the Company or any of its Subsidiaries and any of their respective employees or former employees, except for disputes that would not have a Material Adverse Effect; or (e) is a party or, or otherwise bound by, any material consent decree with, or citation by, any governmental authorities or agencies relating to employees or employment practices. The Company and its Subsidiaries are in material compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement to which the Company or any of its Subsidiaries is a party or otherwise bound, by statute or otherwise.

4.19 FDA/USDA/FTC Product Matters.

(a) Except as set forth on Schedule 4.19, since June 24, 2006, to the knowledge of the Company, each of the Company and its Subsidiaries has complied in all material respects with all applicable FDA, USDA and FTC Applicable Laws, and no claim has been filed against the Company or any of its Subsidiaries since June 24, 2006 alleging a material violation of any such FDA, USDA or FTC Legal Requirement.

(b) Except as set forth on Schedule 4.19, since June 24, 2006, except to the extent not material to the Company and its Subsidiaries, taken as a whole, there have been no recalls or withdrawals of products produced or sold by the Company or any of its Subsidiaries or any USDA Notices of Warning or Withholding, Suspension or Withdrawal of Inspection, seizure, criminal referral, or other similar federal, state or private enforcement actions with respect to such products and, to the Knowledge of the Company, no facts or circumstances exist that could be substantially likely to result in such actions.

4.20 SEC Documents; Regulatory Reports. The Company and its Subsidiaries have filed the Form S-1 (“SEC Documents”, which definition includes only the Form S-1) with the Securities and Exchange Commission (the “SEC”). As of its date of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of such filing), the SEC Documents complied (or, if filed after the date hereof, will comply) in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents when filed contained (or, if filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, if filed after the date hereof, will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made in this paragraph as to any information which may be misleading as a result of the omission from the SEC Documents of an estimated price range or any information which would be derived therefrom. The financial statements of the Company and its Subsidiaries included in the SEC Documents complied (or, if filed after the date hereof, will comply), as of its date of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

4.21 Brokerage. Except as set forth on the attached Schedule 4.21, there are no claims for and no broker, investment banker, financial advisor or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, the Company or any of their respective Affiliates.

4.22 No Other Representations and Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THIS ARTICLE IV, NEITHER THE COMPANY NOR SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company as follows:

5.01 Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; Valid and Binding Agreement. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach. Buyer is not subject to or obligated, to the extent applicable, under its articles of incorporation, its bylaws or applicable governing documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement other than any breaches or violations that, individually or in the aggregate, would not materially impair or materially delay Buyer’s ability to perform any of its obligations under this Agreement or consummate the transactions contemplated hereby.

5.04 Consents, etc. Except pursuant to the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such notices, reports or other filings, consents, approvals or authorizations the failure of which to make or obtain, would not, individually or in the aggregate, materially impair Buyer’s ability to perform any of its obligations under this Agreement or consummate the transactions contemplated hereby.

5.05 Litigation. As of the date hereof, there are no Actions pending or, to Buyer’s knowledge, threatened against Buyer at law or in equity, or before or by any Governmental Body, which, if determined adversely, individually or in the aggregate, would materially impair Buyer’s ability to perform any of its obligations under this Agreement or consummate the transactions contemplated hereby.

5.06 Brokerage. There are no claims for and no broker, investment banker, financial advisor or other Person entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates for which Seller or any of its Affiliates (other than the Company or any of the Company’s Subsidiaries after the Closing) could be liable.

5.07 Investment Representation. Buyer is acquiring the Shares for its own account with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

5.08 Financial Ability.

(a) Buyer has delivered to the Company true, complete and correct signed counterpart(s) of (i) the equity commitment letter, dated as of the date hereof, from the Investor (the “Equity Commitment Letter”), pursuant to which Investor has committed, subject to the terms and conditions set forth therein, to invest the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Equity Financing”) and (ii) the debt commitment letter(s) (together with copies of any provisions relating to “market Flex” with respect to the financing contemplated by such debt commitment letter(s), (as the same may be amended in accordance with Article 7.05(a)), dated as of the date hereof, among Buyer and Banc of America Securities LLC, Barclays Capital, Credit Suisse AG, HSBC Bank USA, National Association, and MIHI LLC (the “Debt Commitment Letter”, and, together with the Equity Commitment Letter, the “Commitment Letters”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided to Buyer the debt amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”, and, together with the Equity Financing, the “Financing”).

(b) The Commitment Letters are (i) legal, valid and binding obligations of Buyer and Investor, as applicable, and, to the knowledge of Buyer, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Buyer and Investor, as applicable, and, to the knowledge of Buyer, each of the other parties thereto except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditors’ rights and remedies generally and the availability of injunctive relief and other equitable remedies. As of the date hereof, none of the Commitment Letters has been amended or modified, and as of the date hereof, the respective obligations and commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer, and to the knowledge of Buyer, any other parties thereto, under the Commitment Letters. As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing contemplated in the Commitment Letters will not be satisfied or that the Financing will not be made available to Buyer on or prior to the Closing Date. Except for a fee letter and other side letters with respect to fees and related arrangements (in each case, that do not relate to the conditionality of, or contain any conditions precedent to, the funding of the financing contemplated by, the Debt Financing), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Commitment Letters and delivered to Seller prior to the date hereof. As of the date hereof, Buyer has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Commitment Letters.

(c) Subject to the terms and conditions of the Commitment Letters set forth therein, the aggregate proceeds to be disbursed pursuant to the Commitment Letters would provide Buyer with financing at the Closing sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Equity Purchase Price, effect any other repayment or refinancing of Closing Indebtedness contemplated in connection with this Agreement or the Commitment Letters and payment of all fees and expenses (other than the Seller Expenses).

5.09 Solvency. As of the Closing, assuming (i) satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated hereby, or waiver of such conditions, (ii) the accuracy of the representations and warranties of Seller and the Company set forth in Article III and Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge”, materiality or “Material Adverse Effect” qualification or exception) including, without limitation, the representations and warranties set forth in Article 4.05(a), and (iii) estimates, projections or forecasts provided by the Company to Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, and the payment of the Equity Purchase Price, any other repayment or refinancing of existing

Indebtedness contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Buyer and the Company will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to Buyer and the Company, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of Buyer and the Company will, as of such date, exceed (i) the value of all “liabilities of Buyer and the Company, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Buyer and the Company on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) Buyer and the Company will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they intend to engage or propose to be engaged following the Closing, and (c) Buyer and the Company will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that Buyer and the Company will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.10 Interest in Competitors. Buyer does not own any interest(s), nor do any of Buyer’s Affiliates insofar as such Affiliate-owned interests would be attributed to Buyer under the HSR Act, own any interest(s), in any entity or Person that derives, and Buyer does not derive, a significant amount of its revenues from a line of business within the Company’s principal lines of business.

5.11 Investigation. Buyer acknowledges that it is relying on its own independent investigation and analysis and the representations and warranties of Seller and the Company expressly and specifically set forth in Article III and Article IV in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company to its satisfaction. Buyer understands, acknowledges and agrees that all representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets), other than those of Seller and the Company expressly and specifically set forth in Article III and Article IV, are specifically disclaimed by the Company and Seller.

5.12 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER

HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article VI

CERTAIN PRE-CLOSING COVENANTS

6.01 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the “Buyer’s Representatives”) to hold, in confidence, all confidential documents and information concerning the Company or any Subsidiary furnished to Buyer or the Buyer’s Representatives in connection with the transactions contemplated by this Agreement in the manner specified in the letter agreement, dated October 21, 2009, between Buyer and the Company, and as further amended from time to time (the “Confidentiality Agreement”). Following termination of this Agreement in accordance with Article 8.01, Buyer shall return all agreements, documents, contracts, instruments, books, records, materials and all other information regarding the Company or any of its Subsidiaries or other Affiliates provided to Buyer or any representatives of Buyer in connection with the transactions contemplated by this Agreement.

6.02 Conduct of the Business.

(a) From the date hereof until the Closing Date, except as set forth on the attached Schedule 6.02, the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to, (i) carry on its and its Subsidiaries’ businesses according to its ordinary course of business consistent with past practice; provided that, the foregoing notwithstanding, the Company may use all available cash to repay Indebtedness prior to the Closing and (ii) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries.

(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement (and without limiting Article 6.02(a)), set forth on Schedule 6.02, or consented to in writing by Buyer (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend or modify its certificate of incorporation or by-laws (or equivalent governing documents);

(ii) voluntarily mortgage, pledge, subject to any material Lien, other than Permitted Liens, any of its material assets, rights or properties;

(iii) except in the ordinary course, make or offer to make any acquisition, by means of a merger, asset acquisition, securities purchase, joint venture or otherwise, of any business, or sell, lease, license, encumber or otherwise dispose of any material assets, other than assets with value, individually or in the aggregate, in excess of $1,000,000;

(iv) sell, assign or transfer, license, subject to a Lien (other than a Permitted Lien), allow to lapse (other than at the end of the statutory term) or otherwise dispose of any material Intellectual Property owned by the Company or any Subsidiary;

(v) except to comply with applicable law, in the ordinary course of business consistent with past practice, or to comply with any contract in existence on the date hereof that is listed on Schedule 4.13, make or grant any bonus, equity or equity-based award or any compensation or salary increase to any current (or former) employee of the Company or its Subsidiaries, or make or grant any increase in any Plan, or amend or terminate any Plan or adopt any new plan, policy, agreement or arrangement that would be a Plan if it were in existence as of the date hereof;

(vi) make any loans or advances of money or other property to, or guarantees of money or other property for the benefit of, any Persons (except to employees in the ordinary course of business consistent with past practice);

(vii) except as set forth in the capital budgets previously provided to Buyer, make or authorize any capital expenditure in excess of $200,000 individually or $1,000,000 in the aggregate;

(viii) incur or assume any indebtedness for borrowed money, assume, guarantee or otherwise become liable or responsible for the obligations of any other person for borrowed money, (A) except under either Credit Agreement or any other agreement specified in Schedule 4.05(b), (B) except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and (C) otherwise in an amount not to exceed $200,000 individually or $1,000,000 in the aggregate;

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, restructuring, recapitalization, amalgamation or other reorganization of the Company or any of its Subsidiaries;

(x) (A) grant any options, warrants or other rights to purchase or obtain any shares of the capital stock (or other equity interests) of the Company or any of its Subsidiaries or any other securities thereof, (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock (or other equity interests) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) establish a record date for, declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) in respect of, any of its capital stock (other than any dividend or distribution by a wholly-owned Subsidiary of the Company to any of the Company or another wholly-owned Subsidiary of the Company), or (D) redeem, purchase or otherwise acquire any shares of the capital stock (or other equity interests) of the Company or any of its Subsidiaries or any other securities thereof;

(xi) except as required by applicable law, compromise or settle any material Tax liability, change in any material respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting, file any amended Tax Return, enter into any closing agreement relating to Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(xii) enter into, renew, materially modify, materially amend, cancel, terminate or fail to use its commercially reasonable efforts to renew any Material Contract, except, in each case, in the ordinary course of business and consistent with past practice;

(xiii) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar state or local statute, rule or regulation;

(xiv) enter into any agreement or arrangement with Seller or any of Seller’s Affiliates;

(xv) except as required by GAAP, change any of the material accounting principles or practices used by the Company or any of its Subsidiaries;

(xvi) voluntarily terminate any management employee, except for cause;

(xvii) settle any litigation other than in the ordinary course of business consistent with past practice for amounts that do not exceed the Company’s estimates previously disclosed to Buyer or otherwise not exceeding $200,000 individually or $1,000,000 in the aggregate;

(xviii) amend, modify or make any new filing with respect to the Form S-1 or the initial public offering of the Company other than withdrawing the Form S-1 prior to the Closing Date; or

(xix) authorize any of, or commit or agree to take any or, the foregoing actions.

6.03 Access to Books and Records. From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries to the extent relating to the transition of the Company’s business to Buyer; provided that, such access does not unreasonably interfere with the normal operations of the Company; provided further that all requests for such access shall be directed to Centerview Partners, LLC or such other Person as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. Neither the Company nor Seller make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Article 6.03, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV. The information provided pursuant to this Article 6.03 will be used solely for the purposed of evaluating and effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.

6.04 Regulatory Filings.

(a) The Company and Buyer shall, within five (5) business days after the date hereof, make or cause to be made all filings and submissions under any material laws or regulations applicable to the Company and its Subsidiaries or the Buyer (as the case may be) for the consummation of the transactions contemplated herein, including any filing necessary under the HSR Act. The Company and Buyer agree to coordinate and cooperate with the other in exchanging such necessary information and providing such reasonable assistance as the other may reasonably request in connection with obtaining any governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals that may be necessary for the consummation of the transactions contemplated by this Agreement, including:

(i) preparing (or causing to be prepared) any filing or submission which is necessary or, in the reasonable opinion of the Company or Buyer, advisable, under the HSR Act or with any other Governmental Bodies;

(ii) preparing and filing (or causing to be prepared and filed) with the appropriate Governmental Bodies, such additional requests, reports or notifications as may be required or, in the reasonable opinion of Buyer or the Company, advisable, in connection with the consummation of the transactions contemplated herein;

(iii) furnishing to the other such necessary information and providing such reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary or, in the reasonable opinion of Buyer or Seller, advisable, under the HSR Act or with any other Governmental Bodies;

(iv) keeping each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other Governmental Body; and

(v) diligently and expeditiously prosecuting, and cooperating fully with each other in the prosecution of, all such matters in this Article 6.04(a).

(b) The Company and Buyer shall, and Buyer shall cause its subsidiaries and use its reasonable best efforts to cause its parent and affiliates to, agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to respond to government requests for information and to obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals.

(c) The Company and Buyer shall, and Buyer shall cause its subsidiaries and use its reasonable best efforts to cause its parent and affiliates to, consent to all divestitures or licenses of assets, supply or exchange agreements, hold separate agreements, and any and all such other actions as may be required to obtain any and all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals; provided, that, any person obligated to take any action pursuant to this subclause (c) shall be entitled to condition the effectiveness of such action on the consummation of the Closing. If a suit or other action is threatened or instituted by any Governmental Body or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Company and Buyer shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action.

(d) The Company and Buyer shall keep the other party apprised of the status of all filings and submissions referred to in Article 6.04(a) above, including promptly furnishing the other party with copies of notices or other communications received by the party in connection therewith. The Company and Buyer shall, and Buyer shall cause its subsidiaries and use its reasonable best efforts to cause its parent to, not permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate at such meeting.

6.05 Conditions. Subject to the terms and subject to the conditions set forth in this Agreement (including such terms and conditions in Article 6.04), which shall govern the subject matter thereof, the Seller and the Company shall use their reasonable best efforts to take or cause to be taken all appropriate actions, to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated herein as promptly as practicable but in any event within the period of time contemplated by Article I, including causing the conditions set forth in Article 2.02 hereof (including the performance of the covenants applicable to the Company and Seller in this Agreement, including Article 7.05(b) hereof) to be satisfied and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Body necessary to be obtained prior to Closing.

6.06 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article 8.01 hereof, neither Seller nor the Company shall take or permit any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any direct or indirect (including through any purchase or change of control of Seller) purchase of the Shares or the capital stock or equity interests of any of the Company’s Subsidiaries, any merger involving the Company or any of its Subsidiaries, any sale of substantially all of the assets, capital stock or equity securities of the Company or any of its Subsidiaries, or other similar transaction involving the Company or its Subsidiaries (other than assets sold in accordance with Article 6.02). The Sellers shall, and shall cause the Company and its Subsidiaries to immediately cease and cause to be terminated any such existing activities, including discussions and negotiations with any Person (other than the Buyer and its Affiliates) conducted prior to the date hereof.

6.07 Repayment of Indebtedness. On or prior to the second business day prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Buyer copies of payoff letters (subject to delivery of funds as arranged by Buyer), in commercially reasonable form, from (a) the administration agent under the Birds Eye Credit Agreement, (b) the administration agent under the Opco Credit Agreement and (c) the holders of Indebtedness listed on Schedule 4.05(b) with respect to all Closing Indebtedness, and shall use its commercially reasonable efforts to make arrangements for the release of all Liens and other security over the Company’s and its Subsidiaries’ properties and assets securing all such obligations (subject to delivery of funds as arranged by Buyer).

6.08 Payment of Seller Transaction Expenses. On or prior to the Closing Date, Seller shall repay, or cause to be repaid, on behalf of Seller, the Company and each of its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Seller Transaction Expenses by wire transfer of immediately available funds to the account(s) designated by each Person to whom such Seller Transaction Expenses are to be paid. From and after the Closing Date, the Company shall promptly forward to Seller all invoices, mail, electronic mail and other communications that relate to the Seller Transaction Expenses.

6.09 Cooperation with Buyer Financing.

(a) Prior to the Closing, the Company shall use its reasonable best efforts to provide to Buyer, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Buyer with respect to the Company and its Subsidiaries all cooperation reasonably requested by Buyer that is reasonably necessary or customary in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including (i) reasonably assisting in the negotiation of definitive documentation, (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (iii) reasonably assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents, (iv) furnishing Buyer as promptly as reasonably practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer in connection with the Debt Financing, including all financial statements and financial data in respect of the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act, including audits thereof to the extent so required (which audits shall be unqualified provided, that Buyer acknowledges that no audits other than those set forth in the SEC Documents are required) (all such information in this clause (iv), the “Required Information”), (v) assisting Buyer in procuring accountants’ comfort letters and consents, legal opinions of counsel to Buyer, surveys and title insurance and other customary documentation required by the Debt Commitment Letter, in each case as reasonably requested by Buyer and (vi) assisting Buyer in procuring the execution and delivery, as of the Closing, by the officers of the Buyer and its Subsidiaries of any customary pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Buyer; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense in connection with the Debt Financing (other than fees and expenses of its accountants and attorneys) and; provided, further, that (A) none of the Company nor any of its Subsidiaries shall be required to incur any liability

(other than the fees and expenses of its accountants and attorneys) in connection with the Financing prior to the Closing, (B) the pre-Closing Board of Directors and officers of the Company and the pre-Closing directors and officers of the Subsidiaries of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (C) none of the Company nor any of its Subsidiaries shall be required to execute, prior to the Closing, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, and (D) except as expressly provided above, none of the Company nor any of its Subsidiaries shall be required to take any corporate actions prior to the Closing to permit the consummation of the Financing.

(b) Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable documented out of pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives (including the pre-Closing directors and officers of the Company or any of its Subsidiaries) from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries in accordance with the terms hereof).

Article VII

COVENANTS OF BUYER

7.01 Access to Books and Records. From and after the Closing, Buyer shall cause the Company to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying at Seller’s expense), during normal business hours, to the personnel, books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit the Company to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (each, an “D&O Indemnified Person”) (unless required by law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law and that no change, modification or amendment of such arrangements may be made that will affect any such Person’s right thereto without the prior written consent of that Person.

(b) In addition to the other rights provided for in this Article 7.02(d) and not in limitation thereof, from and after the Closing, Buyer shall cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless (and release from any liability to Buyer or the Company or any of its Subsidiaries), the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed Action based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Article 7.02(b), “D&O Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c) At the Closing, Buyer shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable to the Company’s directors and officers as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer shall not, or shall cause the Company to not, cancel or change such insurance policies in any respect.

(d) In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then Buyer and the Company shall, in each such case, ensure that the successors and assigns of Buyer and the Company assume the obligations set forth in this Article 7.02(d). The provisions of this Article 7.02(d) shall apply to all of the successors and assigns of Buyer and the Company.

7.03 Employment and Benefit Arrangements.

(a) From and after the Closing Date, Buyer shall cause the Company and its Subsidiaries to comply in all material respects with the terms of all legally binding employment,

severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company or any Subsidiary is a party and which are disclosed on Schedule 4.13, as such plans, arrangements and agreements are in effect on the date hereof. For the period of twelve (12) months after the Closing Date, Buyer shall cause the Company and its Subsidiaries to provide their non-union-represented employees who were employed with the Company or its Subsidiaries as of the Closing Date with wages, bonus opportunities and employee benefits that are no less favorable in the aggregate to the wages, bonus opportunities and employee benefits in effect in the aggregate for such persons as of the Closing Date (excluding any equity-based compensation and excluding any defined benefit pension and retiree medical benefits). With respect to union-represented employees, Buyer shall cause the Company and its Subsidiaries to comply with the terms and conditions of all applicable collective bargaining agreements, as may be modified from time-to-time. Nothing in this Article 7.03 is intended to represent a guarantee of employment or otherwise restrict the authority of the Company or any of its Subsidiaries to terminate the employment of any of their employees or, subject to the express provisions set forth in this Article 7.03, terminate or modify any individual Plan, subject to applicable law. With respect to any employee benefit plans in which any employees of the Company or its Subsidiaries participate on or after the Closing, Buyer shall cause the Company and its Subsidiaries to: (a) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (b) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (c) recognize all continuous service of the Company’s and each of its Subsidiaries’ employees with the Company or any of its Subsidiaries (including continuous service with an entity that was previously acquired by the Company), as applicable, for all purposes (including for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any employee benefit plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits. This Article 7.03 is intended solely for the benefit of the parties to this Agreement and, except as expressly set forth in Article 11.15, no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Plan or other employee benefit plan for any purpose.

(b) After the date hereof, the Buyer and the Company shall cooperate in good faith to determine whether to, effective as of the Closing, maintain or terminate any and all Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”), provided that the Company shall not be required, without its consent, to terminate any of its 401(k) Plans.

(c) Prior to the Closing, the Company will seek shareholder approval that satisfies the requirements of Q/A-7 of the regulations under Section 280G of the Code (“Section 280G”), including obtaining the waiver, to the extent necessary, by all persons who are “disqualified individuals” within the meaning of Section 280G of all payments and benefits in the nature of compensation that would, but for such waiver (as applicable) and approval be treated as “parachute payments” under Section 280G (either alone or in conjunction with any other event) (collectively, the “280G Payments”). The Company shall use its best efforts to take all such actions as are necessary to assure that no “parachute payments” within the meaning of Section 280G shall be required to be paid or payable (or prior to the Closing, paid) under or with respect to the 280G Payments as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event); provided that, if there are such “parachute payments” the Seller agrees to increase the amount of the Seller Transaction Expenses by an amount equal to the net after tax cost to the Company of the tax deduction lost (or to be lost) in respect of such “parachute payments”, as a result of Section 280G.

7.04 Efforts. Subject to the terms and subject to the conditions set forth in this Agreement (including Article 6.04) which shall govern the subject matter thereof, Buyer shall use its reasonable best efforts to take or cause to be taken all appropriate actions, to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated herein as promptly as practicable but in any event within the period of time contemplated by Article I, including causing the conditions set forth in Article 2.03 hereof to be satisfied and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement.

7.05 Financing.

(a) Buyer shall, and shall cause each of its representatives to, use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, the Buyer Financing on terms and conditions described in the Commitment Letters and/or any Alternative Financing (including using reasonable best efforts to obtain rating agency approvals, maintain in effect the Commitment Letters (at no material additional cost or expense to, and with no material and adverse effect on, Buyer), satisfy on a timely basis all conditions to obtain the Buyer Financing contemplated by the Commitment Letters (including by consummating the financing contemplated by the Equity Commitment Letter at or prior to the Closing and delivering all required pro forma financial statements including those required by clause 6 of Exhibit D to the Debt Commitment Letter), negotiate and enter into definitive agreements with respect to the Commitment Letters (or with respect to any Alternative Financing) on terms and conditions contained therein or on other terms not materially less favorable to Buyer in the aggregate (unless otherwise agreed by Buyer in its sole discretion) and satisfying all conditions applicable to Buyer in such definitive agreements and, if necessary, borrowing pursuant to the Commitment Letters in the event any “flex” provisions are exercised and drawing upon any “bridge” facilities). Buyer shall not, and shall use its reasonable best efforts to cause Peak Holdings LLC and its Subsidiaries not to, without the prior written consent of Seller, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that would reasonably be expected to impair, delay or prevent consummation of the financing contemplated by the Commitments Letters, any Alternative Financing and any related fee and engagement letters. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the terms of, and satisfy the conditions contemplated by, the Buyer Financing contemplated by the Commitment Letters in accordance with this Article 7.05 and shall not agree or permit any cancellation, amendment, supplement or modification to be made, in each case that is either material or adverse to Buyer, to, or any waiver of any provision or remedy under, the Commitment Letters without obtaining the prior written consent of the Company (other than any amendment, supplement, modification or waiver of the Debt Commitment Letters adding lenders, lead arrangers, bookrunners, syndication agents or similar entities thereto; provided that no such amendment, supplement, modification or waiver reduces the amount of the financing available thereunder). Buyer shall give the Company prompt notice (and in any event within three (3) business days) after becoming aware of any material breach by any party to the Commitment Letters, any termination of any of the Commitment Letters or any other circumstance, event or condition that would be substantially likely to prevent, delay or impede the consummation of the financing or give rise to any such material breach or termination of the Commitment Letters. Buyer shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Affiliates to, comply with the terms, and satisfy on a timely basis the conditions of the Commitment Letters, any Alternative Financing and any related fee and engagement letters and shall (including upon the request of Seller) seek to enforce its rights under the Commitment Letters, any Alternative Financing and any related fee and engagement letters.

(b) In the event that all or any portion of the Debt Financing contemplated by the Debt Commitment Letters becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters, other than due to a breach of any covenants, representations or warranties of Seller or the Company that would result in the failure of any condition specified in Article 2.02, Buyer shall use its reasonable best efforts to arrange, as promptly as reasonably practicable following the occurrence of such event, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that are no less favorable to Buyer with respect to conditionality and are otherwise not materially less favorable in the aggregate to Buyer than the Debt Commitment Letters (the “Alternative Financing”). In the event that (i) all or any portion of the Debt Financing described in the Debt Commitment Letters has not been consummated, (ii) all of the closing conditions set forth in Article 2.01 and Article 2.02 shall have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing), and (iii) the Alternative Financing is available, then Buyer shall borrow under and use the proceeds of such Alternative Financing on the Closing Date.

(c) For the avoidance of doubt, if the Buyer Financing provided for by the Commitment Letters has not been or cannot be obtained, Buyer shall continue to be obligated, unless and until this Agreement is terminated in accordance with its terms and subject only to the satisfaction or waiver of the conditions set forth in Article 2.01 and Article 2.02 of this Agreement (other than those conditions that by their nature will not be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), to use reasonable best efforts to obtain the Financing contemplated by this Agreement prior to the End Date.

7.06 Payment of Closing Indebtedness. At or immediately prior to the Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company and each of its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Closing Indebtedness by wire transfer of immediately available funds to the account(s) designated in the payoff letters delivered pursuant to Article 6.07.

7.07 Contact with Customers, Suppliers and Other Business Relations. Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the employees, customers, suppliers and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Company and Seller (not to be unreasonably withheld or delayed).

7.08 Consents. After the date hereof and prior to the Closing, the Company shall upon the request of Buyer, use its commercially reasonable efforts, but excluding making any expenditures or payments to any third party, to obtain the Consent, in form and substance reasonably satisfactory to Buyer, from any party to a Material Contract that is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and transactions contemplated by the Transaction Documents.

Article VIII

TERMINATION

8.01 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by the mutual written consent of Buyer and Seller at any time prior to the Closing;

(b) by Buyer, if there has been a violation or breach by the Company or Seller of any covenant, representation or warranty of the Company or Seller contained in this Agreement which violation or breach would result in a failure of any of the conditions to the obligations of Buyer set forth in Articles 2.01 or 2.02 and such violation or breach has not been waived by Buyer (or cured by the Company or Seller if capable of being cured) within twenty (20) days after written notice thereof from Buyer (it being understood that Buyer shall not be permitted to terminate this Agreement pursuant to this Article 8.01(b) in respect of the breach set forth in such written notice at any time during such twenty (20) day period); provided, that Buyer is not then in violation or breach of any of its covenants, representations or warranties contained in this Agreement so as to cause any of the conditions set forth in Articles 2.01 or 2.03 not to be satisfied;

(c) by Seller, if there has been a violation or breach by Buyer of any covenant, representation or warranty of Buyer contained in this Agreement which violation or breach would result in a failure of any of the conditions to the obligations of the Company and Seller set forth in Article 2.01 or Article 2.03 and such violation or breach has not been waived by Seller (or cured by Buyer if capable of being cured) within twenty (20) days after written notice thereof from Seller (it being understood that Seller shall not be permitted to terminate this Agreement pursuant to this Article 8.01(c) in respect of the violation or breach set forth in such written notice at any time during such twenty (20) day period); provided, that neither Seller nor the Company is then in violation or breach of any of its respective covenants, representations or warranties contained in this Agreement so as to cause any of the conditions set forth in Articles 2.01 or 2.02 not to be satisfied; provided, further, that a breach by Buyer of Article 5.08 hereof shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller;

(d) by Seller if the Closing shall not have occurred on or prior to the fifth business day following the final day of the Marketing Period (such final day, the “Marketing Period End Date”); provided, that neither Seller nor the Company is then in violation or breach of any of its respective covenants, representations or warranties contained in this Agreement so as to cause any of the conditions set forth in Articles 2.01 or 2.02 not to be satisfied;

(e) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by 5:00 p.m., New York City time on March 31, 2010 (the “End Date”); provided that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Article 8.01(e) if such Person’s (and in the case of Seller, Seller’s or the Company’s) breach of this Agreement caused the failure of the Closing to occur on or before the End Date; or

(f) by either Buyer or Seller, if any Governmental Body of competent jurisdiction shall have taken any action set forth in Article 2.01(b).

8.02 Effect of Termination.

(a) In the event of the termination of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by or liability of any party hereto (except to the extent provided below), provided, however, that except as set forth below, nothing herein shall relieve any party hereto from liability for any willful and material breach hereof prior to such termination; provided, further, that Article 6.01, Article 6.09(b), this Article 8.02 and Article XI hereof shall survive any termination of this Agreement.

(b) If this Agreement is terminated:

(i) by Seller pursuant to Article 8.01(d) and the conditions to Closing set forth in Article 2.01 and Article 2.02 are satisfied, or would have been satisfied if the Closing had occurred on the Marketing Period End Date (other than conditions in Article 2.02(c) and 2.02(d) that by their terms cannot be satisfied until Closing, but which would be reasonably capable of being satisfied at Closing) or any of such conditions cannot be satisfied due to a breach of the Agreement by Buyer; or

(ii) by either Buyer or Seller pursuant to Article 8.01(e) and the conditions to Closing set forth in Article 2.01 and Article 2.02 are satisfied, or would have been satisfied if the Closing had occurred on the End Date (other than conditions in Article 2.02(c) and 2.02(d) that by their terms cannot be satisfied until Closing, but which would be reasonably capable of being satisfied at Closing) or any of such conditions cannot be satisfied due to a breach of the Agreement by Buyer;

then, in either case, Buyer shall pay $40,000,000 (the “Buyer Termination Fee”) to Seller no later than two business days after such termination, payable by wire transfer of same day funds.

(c) In the event of a termination of this Agreement in connection with which the Seller is entitled to receive the Buyer Termination Fee, the Seller’s right to receive payment of the Buyer Termination Fee from Buyer pursuant to this Article 8.02 shall be the sole and exclusive remedy of the Seller and the Company against Buyer, the Financing Sources and any of their respective former, current or future general or limited partners, members or stockholders or against any of their respective former, current or future directors, officers, employees, Affiliates, general or limited partners, stockholders, managers, members or agents (each, a “Specified Person”) for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by Buyer or the failure of the transactions contemplated hereby to be consummated and upon payment of the Buyer Termination Fee in accordance with Article 8.02(b), none of the Buyer or any of its Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(d) Subject to Article 8.02(a), in circumstances in which the Buyer Termination Fee is not payable to Seller pursuant to the foregoing provisions of this Article 8.02, in the event of any breach by Buyer of its representations, warranties, covenants and agreements contained in this Agreement, Seller and the Company shall have the right to seek to recover any and all losses (including lost profits and diminution in value) arising from any such breach by Buyer; provided that in no event, whether or not this Agreement shall have been terminated, shall the Buyer be subject to monetary damages in excess of $40,000,000 (the “Buyer Liability Cap”) in the aggregate, respectively, for all losses and damages arising from or in connection with breaches by the Buyer of its representations, warranties, covenants and agreements contained in this Agreement or arising from any other claim or cause of action, and none of the Buyer or any of its Specified Persons shall have any further liability or obligation to the other parties or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby. The parties acknowledge and agree that nothing in this Article 8.02 shall be deemed to affect their right to specific performance as provided in Article 11.19.

(e) Each of the Buyer and the Seller and the Company acknowledges and agrees that the agreements contained in this Article 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Buyer nor the Seller would have entered into this Agreement. If the Buyer fails promptly to pay the Buyer Termination Fee pursuant to this Article 8.02 when due, and, in order to obtain such payment, the Seller or the Company commences a suit that results in a judgment against Buyer for the Buyer Termination Fee, Buyer shall pay to the Company its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit together with interest on such unpaid amounts at the prime lending rate during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount was required to be paid to the date of actual payment. In no event shall Seller, the Company or any of their Affiliates seek to recover monetary damages from any of Buyer’s or Investor’s Specified Persons (other than as provided in the Limited Guarantee).

Article IX

ADDITIONAL COVENANTS AND AGREEMENTS

9.01 Survival. The representations and warranties contained in Article III (other than those in Article 3.05), Article IV and Article V and the covenants and agreements contained in this Agreement shall terminate on the Closing Date provided, that (a) if a specific covenant contained in Article VI or Article VII requires performance after the Closing Date, such covenant shall survive for a period of thirty (30) days following the date on which the performance of such covenant is required to be completed, (b) the covenants of Seller contained in Article 6.08 shall survive for a period of ninety (90) days following the Closing Date and (c) the representations, warranties and covenants in Article 3.05 shall survive for 90 days following the Closing Date. The agreements and covenants set forth in Article IX, Article X and Article XI shall survive in accordance with the terms thereof.

9.02 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Article X

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Action” means any action, claim, complaint, suit, inquiry, investigation, arbitration or other proceeding (including any condemnation or eminent domain proceeding), whether civil or criminal, at law or in equity, by or before any Governmental Body.

“Agreement” has the meaning set forth in the preamble.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Transactions” has the meaning set forth in Article 4.17.

“Alternative Financing” has the meaning set forth in Article 7.05(b).

“Birds Eye Credit Agreement” means that certain Credit Agreement, dated as of July 11, 2007, as amended July 16, 2009, by and among the Company, UBS Loan Finance, LLC, as the lender and UBS AG, Stamford Branch, as administrative agent.

“business day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York are required to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Liability Cap” has the meaning set forth in Article 8.02(d).

“Buyer Termination Fee” has the meaning set forth in Article 8.02(b).

“Buyer’s Representatives” has the meaning set forth in Article 6.01.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Article 1.03.

“Closing Date” has the meaning set forth in Article 1.03.

“Closing Indebtedness” means the Indebtedness identified on Schedule 4.05(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Article 5.08(a).

“Company” has the meaning set forth in the preamble.

“Company’s knowledge” has the meaning set forth in Article 11.04.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Body or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document, the consummation of transactions contemplated hereby or thereby, whether such requirement arises pursuant to any Applicable Laws, contract or agreement, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any contract or agreement, which right of breach, default, termination or modification results from the consummation of the transactions contemplated herein.

“Condition Satisfaction Date” has the meaning set forth in Article 1.03.

“Confidentiality Agreement” has the meaning set forth in Article 6.01.

“D&O Costs” has the meaning set forth in Article 7.02(b).

“D&O Expenses” has the meaning set forth in Article 7.02(b).

“D&O Indemnified Person” has the meaning set forth in Article 7.02(a).

“D&O Indemnifiable Claim” has the meaning set forth in Article 7.02(b).

“D&O Indemnifying Party” has the meaning set forth in Article 7.02(b).

“Debt Commitment Letter” has the meaning set forth in Article 5.08(a).

“Debt Financing” has the meaning set forth in Article 5.08(a).

“DOJ” means the United States Department of Justice.

“End Date” has the meaning set forth in Article 8.01(e).

“Environmental Laws” means all federal, state, local and foreign laws (including common law), statutes, rules, regulations and ordinances, and all judicial and administrative orders and determinations that are binding upon the Company or its Subsidiaries, concerning pollution or protection of health and safety (to the extent related to exposure to harmful or deleterious substances) or of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any harmful or deleterious substances.

“Environmental Reports” shall mean the Phase I Environmental Site Assessment and Limited Compliance Review reports prepared for the Owned Real Property and Leased Real Property by ENVIRON International Corporation, dated October, 2008.

“Equity Commitment Letter” has the meaning set forth in Article 5.08(a).

“Equity Financing” has the meaning set forth in Article 5.08(a).

“Equity Purchase Price” has the meaning set forth in Article 1.01.

“ERISA” has the meaning set forth in Article 4.13(a).

“Financial Statements” has the meaning set forth in Article 4.05.

“Financing Sources” means the entities that have committed to provide the Debt Commitment Letter (or any Alternative Financing) in connection with the transactions contemplated hereby, including the parties named in Article 5.08(a) and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

“Form S-1” shall mean the Company’s Registration Statement on Form S-1 (File No. 333-162395), filed on October 8, 2009 with the SEC, as amended by the Form S-1/A filed on November 10, 2009 with the SEC, copies of which have been previously delivered to Buyer.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties set forth in Articles 3.01, 3.02, 3.03, 3.04, 4.01, 4.02, 4.03, 4.04 and the first sentence of Article 4.07.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority, regulatory body or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court, arbitral body, commission or other tribunal of any of the foregoing.

“Hazardous Substance” means gasoline or petroleum (including crude oil or any fraction thereof) or any polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, toxic molds, radioactivity, pollutants and any other substance regulated pursuant to or that could give rise to liability under any Environmental Law (including CERCLA).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (a) all indebtedness for borrowed money owed by the Company or any of its Subsidiaries under a credit facility, (b) all indebtedness for borrowed money evidenced by any note, bond, debenture or other debt security, and (c) any obligations under capital leases with respect to which the Company or its Subsidiaries is liable (which shall not include any portion of any operating lease). Notwithstanding the foregoing, Indebtedness does not include (i) any operating or lease obligations (other than capital leases described in clause (c) of this definition), (ii) any intercompany obligations between or among the Company or any of its Subsidiaries, and (iii) any letters of credit, performance bonds, bankers acceptances or similar obligations entered into in the ordinary course of business.

“Infringing” has the meaning set forth in Article 4.11.

“Intellectual Property” means all U.S. and foreign intellectual property of any kind, including: (a) patents and patent applications, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications and registrations in connection therewith, all other source indicators, and all goodwill associated therewith, (c) copyrightable works, copyright registrations and applications for registration thereof, (d) trade secrets, know-how, inventions, processes, technology, manufacturing techniques, recipes, formulae, designs and other proprietary or confidential information, and (e) computer software programs and related documentation.

“Investor” has the meaning set forth in the recitals.

“Latest Balance Sheet” has the meaning set forth in Article 4.05(a).

“Leased Real Property” has the meaning set forth in Article 4.08(c).

“Liabilities” has the meaning set forth in Article 4.06.

“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction.

“Limited Guarantee” has the meaning set forth in the recitals.

“Lock Box Date” means September 27, 2009.

“Management Agreement” means the Management Agreement between Vestar and the Company’s Subsidiary, dated as of August 19, 2002.

“Marketing Period” shall mean the first period of 20 consecutive business days after the date hereof (A) throughout and on the last day of which (i) Buyer shall have the Required Information and such information shall remain compliant at all times with applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Articles 2.02(a) and 2.02(b) (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive business day period, and (B) throughout and on the last day of which the conditions set forth in Article 2.01 shall be satisfied; provided that, for clauses (A) and (B), (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; (y) the days from and including November 23, 2009 to and including November 27, 2009 shall not be included in determining if such 20 consecutive business day requirement has been satisfied and (z) such 20 consecutive business day requirement shall either end prior to December 19, 2009 or commence following January 3, 2010; provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Deloitte & Touche shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Financial Statements.

“Material Adverse Effect” means any event, occurrence, circumstance, change, effect or development that has or is substantially likely to have a material adverse effect upon the business, assets, liabilities, condition, financial or otherwise, or operating results of the Company and its Subsidiaries taken as a whole, except any event, occurrence, circumstance, change, effect or development occurring after the date hereof and resulting from (a) changes in general business or economic conditions or generally affecting the industry in which the Company and its Subsidiaries operate (including, changes in exchange rates, embargoes, tariffs and epidemics), (b) changes in national or international political or social conditions, including the engagement by the United States in armed hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, (c) changes generally affecting financial, banking, or securities markets (including any disruption thereof), (d) changes in GAAP, (e) changes in applicable laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, (f) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, (g) any adverse change in or effect on the business of the Company that is cured by or on behalf of the Company before the earlier of the Closing Date and the date which this Agreement is terminated pursuant to Article VIII; provided, that the exceptions in clauses (a), (b), (d) and (e) above shall apply only so long as such event, occurrence, circumstance, change, effect or development referred to in such exception does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Article 4.10(c).

“Multiemployer Plan” has the meaning set forth in Article 4.13(c).

“Opco Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 22, 2007, among the Company, Birds Eye Holdings, Inc. and a syndicate of banks and other lenders arranged and managed by JPMorgan Chase Bank, N.A.

“Owned Real Property” has the meaning set forth in Article 4.08(b).

“PBGC” has the meaning set forth in Article 4.13(g).

“Pension Plans” has the meaning set forth in Article 4.13(a).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or one of its Subsidiaries, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property or Leased Real Property which are not violated by the current use and operation of the Owned Real Property and Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which do not materially impair the occupancy or use of the Owned Real Property or Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses, (e) public roads and highways, (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) purchase money liens and liens securing rental payments under capital lease arrangements, (i) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, licenses of intellectual property granted in the ordinary course of business and restrictions on the rights and uses of intellectual property arising as a matter of law, (j) liens, the existence of which have not had a Material Adverse Effect, and (k) those matters identified on the attached Schedule 10(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan” has the meaning set forth in Article 4.13(a).

“Required Information” has the meaning set forth in Article 6.09(a).

“Registered Intellectual Property” has the meaning set forth in Article 4.11.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Transaction Expenses” means (i) the fees and expenses through the Closing of the Company relating to the transactions contemplated hereby to outside advisors and vendors to the Company or Seller and (ii) fees and expenses related to the contemplated initial public offering (other than as set forth in (C) below), including as set forth on Schedule 10(b), but shall not in any event include (A) any fees and expenses related to the financing of the transactions contemplated hereby, (B) any fees and expenses incurred following the Closing Date and (C) the documented fees and expenses related to the contemplated initial public offering of the Company in an amount not to exceed $2,000,000.

“Shares” has the meaning set forth in the recitals.

“Specified Persons” has the meaning set forth in Article 8.02(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Welfare Plans” has the meaning set forth in Article 4.13(a).

10.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(d) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(f) References to “written” or “in writing” include in electronic form.

Article XI

MISCELLANEOUS

11.01 Press Releases and Communications. Prior to the Closing, no press release or public announcement related to this Agreement or the transactions contemplated herein, any other announcement or communication to the employees, clients or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of Buyer and Seller, unless required by law (in the reasonable opinion of counsel) in which case Buyer and Seller shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, customers and other business relations following consultation with Buyer to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable. For the avoidance of doubt, the parties hereto acknowledge and agree that Vestar Capital Partners (“Vestar”) and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement and use the name of the Company and its Subsidiaries and their logos

(and any abbreviation, variation or derivative thereof) in connection with Vestar’s or its Affiliates’ fund raising, marketing, informational or reporting activities, as applicable. Notwithstanding anything contained herein to the contrary, in no event shall Buyer or, after the Closing, the Company have any right to use Vestar’s name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Vestar. The Buyer hereby consents and grants to Seller and Vestar, effective upon the Closing and thereafter, on behalf of itself and the Company and its Subsidiaries, the non-exclusive right and license to use the Company’s, and each of its Subsidiary’s, name and associated mark and logo to describe its investment in, and its historic relationship with, the Company and its Subsidiaries on its website and in marketing and promotional materials.

11.02 Expenses. Except as otherwise expressly provided herein (including Article 6.09), Buyer and Seller shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

11.03 Prevailing Party. In the event of a dispute between any of the parties hereto with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith shall be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.

11.04 Knowledge Defined. For purposes of this Agreement, the term “the Company’s knowledge” as used herein shall mean the knowledge (after reasonable inquiry) of the following executive officers of the Company: Neil Harrison, Christopher Puma, Linda Nelson, Lisa Robinson-Brett (but only with respect to legal matters, including environmental matters), Lois Warlick-Jarvie, Matthew Park, Robert Montgomery, Carl Caughran, Daryl Pike and Terry Zeh (but only with respect to environmental matters).

11.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other electronic or facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer (and, after the Closing, the Company):

c/o Pinnacle Foods Group LLC
6 Executive Campus, Suite 100
Cherry Hill, New Jersey 08002
Attention: Kelley Maggs
Facsimile: (973) 541-6693

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, CA 90067
Attention: Daniel Clivner
Facsimile: 310-407-7502

Notices to Seller:

Birds Eye Holdings, LLC
c/o Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, NY 10167
Attn: Brian Ratzan and General Counsel
Facsimile: (212) 808-4922

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-6460
Attn:	Michael Movsovich
Srinivas S. Kaushik

Notices to the Company (prior to the Closing):

Birds Eye Foods, Inc.
c/o Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, NY 10167
Attn: Brian Ratzan and General Counsel
Facsimile: (212) 808-4922

with a copy (which shall not constitute notice) to:

Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, NY 10167
Attn: Brian Ratzan and General Counsel
Facsimile: (212) 808-4922

and:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-6460
Attn:	Michael Movsovich
Srinivas S. Kaushik

11.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (a) at or after the Closing, Buyer may assign this Agreement to any Subsidiary or Affiliate of Buyer or to any lender to Buyer or any Subsidiary or Affiliate thereof , provided that no assignment to any such Subsidiary or lender shall in any way affect Buyer’s obligations or liabilities under this Agreement and (b) after the Closing, Seller may assign this Agreement to any of its beneficial owners or successors by operation of law, provided that no assignment to any such beneficial owners or successors shall in any way affect Seller’s obligations or liabilities under this Agreement.

11.07 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.

11.08 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each section of the disclosure schedules shall be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedules to which such disclosure is readily apparent. Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the disclosure schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

11.09 Amendment and Waiver. Any provision of this Agreement or the disclosure schedules or Exhibits hereto may be amended in a writing signed by Buyer, the Company and Seller or waived in a writing signed by the party or parties against whom the waiver is effective. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.10 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreements) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.12 Governing Law. This Agreement, any Commitment Letter and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement, any Commitment Letter or contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

11.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, ANY COMMITMENT LETTER, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS LEADING TO THIS AGREEMENT OR CONTEMPLATED HEREBY, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN THE DELAWARE COURT OF CHANCERY (UNLESS SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, IN WHICH CASE, IN ANY STATE OR FEDERAL COURT LOCATED IN DELAWARE) AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING. SERVICE OF PROCESS WITH RESPECT

THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN ARTICLE 11.05.

11.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE 11.14.

NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK OR IN WILMINGTON, DELAWARE. THE PARTIES HERETO AGREE THAT ALL OF THE PROVISIONS OF THE PRECEDING PARAGRAPH RELATING TO WAIVER OF JURY TRIAL SHALL APPLY TO ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM REFERENCED IN THIS PARAGRAPH.

11.15 No Third Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except for (a) the directors and officers of the Company and its Subsidiaries solely with respect to Article 7.02 and (b) Vestar solely with respect to Article 11.01 and Kirkland & Ellis LLP solely with respect to Article 11.16. The Specified Persons shall be express third party beneficiaries with respect to Article 8.02, Article 11.14 and Article 11.20.

11.16 Representation of Seller and its Affiliates. Buyer agrees that, following the Closing, Kirkland & Ellis LLP may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Kirkland & Ellis LLP prior to the Closing Date of the Company and/or any of its Subsidiaries. Buyer and the Company (on behalf of itself and its Subsidiaries) hereby (a) waive any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer, the Company or any Subsidiary and Seller or any of its Affiliates, Kirkland & Ellis LLP may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company or its Subsidiaries and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Buyer and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP and the Company, its Subsidiaries, and Seller or Seller’s Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither the Company nor any such Subsidiary may waive such privilege without the prior written consent of Seller.

11.17 Company Release. Effective upon and following the Closing, the Company on its behalf and on behalf of the its Subsidiaries hereby generally, irrevocably, unconditionally and completely releases and forever discharges Seller and its officers, directors and employees (in their capacity as such), and Vestar, its Affiliates and each of their respective partners, officers, directors and employees (collectively, the “Company Released Parties”), from all past, present and future disputes, claims, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature arising from or related to any matter concerning the Company or the Company Subsidiaries occurring prior to the Closing Date, including such Person’s direct or indirect ownership of the Shares or the provision of services (including pursuant to the Management Agreement) to the Company or any of the Company Subsidiaries by any of the Company Released Parties prior to the Closing Date; provided that, nothing in this Article 11.17 shall release any Company Released Parties from its obligations under this Agreement, including for payment of any Seller Expense. The Company Released Parties shall be third party beneficiaries of this Article 11.17 of this Agreement.

11.18 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

11.19 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement identified below in this Article 11.19 (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Seller or the Company and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further acknowledge and agree that prior to Closing, Seller and the Company shall be entitled to an injunction, specific performance and other equitable relief only (x) for the enforcement of the provisions of Article 7.05 (Financing) and (y) (A) if all conditions have been satisfied under the Debt Financing and full proceeds of the Debt Financing are available to be drawn down by Buyer, Seller and the Company shall be entitled to an injunction, specific performance and other equitable relief to cause Buyer to draw down such proceeds of the Debt Financing and the full proceeds of the Equity Financing and (B) if Buyer receives such proceeds of the Debt Financing or all conditions have been satisfied and the full proceeds of the Debt Financing are available to be drawn down by Buyer, Seller and the Company shall be entitled to an injunction, specific performance and other equitable relief to cause Buyer to draw down the full proceeds of the Equity Financing and to prevent or cure breaches of this Agreement by Buyer and/or to enforce specifically the terms and provisions of this Agreement, including to cause Buyer to consummate the transactions contemplated hereby on the terms and subject to the conditions in this Agreement. Following the Closing, Seller and the Company shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement by Buyer and to enforce specifically the terms and provisions hereof. Subject to this Article 11.19, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy of law. Until such time as Buyer pays Seller the Buyer Termination Fee, the remedies available to Seller and the Company pursuant to this Article 11.19 shall be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from seeking to collect or collecting the Buyer Termination Fee under Article 8.02.

11.20 Limitation of Liability. Each party hereto agrees that, notwithstanding anything herein to the contrary and without limiting rights to specific performance under Article 11.19 or as contemplated by the Equity Commitment Letters and Limited Guarantee, (a) the maximum aggregate cash liability of Buyer and the Specified Persons for any losses or damages in connection with this Agreement or arising from any claim or cause of action in connection with the transactions contemplated hereby shall be limited to the sum of (i) $40,000,000 and (ii) any amounts payable pursuant to Article 8.02(e), and (b) in no event, whether or not this Agreement shall have been terminated, shall any party hereto or any of their respective Affiliates seek to recover any losses or damages in connection with this Agreement or arising from any claim or cause of action in connection with the transactions contemplated hereby in excess of such amount from Buyer and the Specified Persons.

*        *        *        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

SELLER:

BIRDS EYE HOLDINGS, LLC

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Authorized Representative

COMPANY:

BIRDS EYE FOODS, INC.

By:	/s/ Neil Harrison
Name: Neil Harrison
Title: Chairman and Chief Executive Officer

2

BUYER:

PINNACLE FOODS GROUP LLC

By:	/s/ Craig Steeneck
Name: Craig Steeneck
Title: Executive Vice President and Chief Financial Officer